Exhibit 10.22

GENERAL TERMS AGREEMENT

between

Avenue A, Inc. and The Gator Corporation

This Agreement (“Agreement”) is effective as of 5/29/02, is made by Avenue A Agency a Seattle Division of Avenue A, Inc., a Washington Corporation having its principal place of business at 506 Second Avenue, Seattle, WA and Avenue A/NYC, a New York Division of Avenue, Inc., a Washington Corporation having its principal place of business at 487 Greenwich Street, Fifth Floor, New York, NY 10013, (collectively, “Avenue A”), on behalf of Avenue A’s clients (“Advertisers”), and The Gator Corporation, a Delaware corporation having its principal place of business at 2000 Bridge Parkway, Suite 100, Redwood City, CA 94065 (“Supplier”). For purposes of this Agreement, Supplier’s authorized representative will be Scott VanDeVelde. Any legal notices required under this Agreement should also be directed to Supplier’s legal counsel, Scott Primak, at sprimak@gator.com. This Agreement governs advertising delivered through Supplier’s advertising vehicles, including those described at http://www.gator.com/advertise/vehicles.html (“AdVehicle(s)”). Avenue A and Supplier agree as follows:

RECITALS

A.	Avenue A plans advertising campaigns and buys advertising media in respect to its clients.

B.	Supplier sells certain advertising products and services that it is willing to make available in support of Avenue A’s clients’ advertising campaigns.

C.	Supplier desires to sell and Avenue A desires to purchase certain of Supplier’s products and services in accordance with the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree as follows:

AGREEMENT

Section 1. Term and Termination. The term of this Agreement shall run concurrent with the term of any Order (defined below). Either party may terminate any Order, at any time, by providing notice to the other party’s authorized representative

Section 2. Order, Delivery, and Adjustments

2.1	RELATIONSHIP. From time to time, the parties may negotiate the terms of Orders under which Supplier will deliver advertisements (“Ads”) for advertising campaigns through its AdVehicle(s) for the benefit of Advertisers.

2.2	ORDERS. An (“Order”) means an insertion order that is submitted by Avenue A and is accepted by Supplier, or a proposal that is submitted by Supplier in response to a request for proposal and its accepted by Avenue A. Each Order shall specify at the placement level: (a) the type(s) of inventory to be delivered (e.g., impressions, clicks, or other desired actions); (b) the price(s) for such inventory; and (c) the maximum amount of money that Avenue A will be liable under the Order (“Total Spend”). Using such factors, the parties can calculate; (d) the rate that Ads must be delivered to ensure uniform delivery of Ads over the time remaining in each month of the campaign (“Target Rate”); (e) the amount of inventory to be delivered for each calendar month of the campaign (“Approved Monthly Delivery”); and (f) the amount of money that Avenue A will be liable for any calendar month of the Order (“Approved Monthly Spend”).

2.3	SUPPLIER’S DELIVERY. Supplier shall ensure its delivery of Ads (“Delivery”) is at a rate that is within 10% of the Target Rate. Supplier’s over-delivery of Ads shall not relieve Supplier of such obligation, nor obligate Avenue A to pay more than the Total Spend. In any event, Supplier is still obligated to deliver evenly, or at the most recent Target Rate communicated by Avenue A.

2.4	ADJUSTMENTS TO ORDERS.

2.4.1	BY AGREEMENT. The parties may make adjustment to Orders, via revised insertion orders, as that term is generally understood in the industry, when signed by both parties or when accepted via e-mail. These adjustments may include modifications to Orders such as changes in the price at the placement level, changes in the inventory desired at the placement level, or changes in the contracted amount at the placement level. Avenue A shall monitor and provide twice-weekly reports via e-mail (“Delivery Reports”) regarding Supplier’s Delivery. The Delivery Report will provide delivery information and from time to time may contain an adjustment of Orders by Avenue A. Adjustments to Orders may be requested by Avenue A and adjustments shall be effective upon Supplier’s acceptance. Examples of adjustments to Orders might include adjustments such as changes to dates, placements, and costs. These adjustments to Orders shall be effective upon Avenue A’s receipt of Supplier’s acceptance of the change, when signed by both parties or when accepted via e-mail.

2.4.2	AUTOMATIC. If Supplier’s Delivery deviates by more than 10% from the Target Rate, the Target Rate shall be automatically increased or decreased, as required to ensure uniform delivery of Ads over the remainder of the applicable calendar month, and the Delivery Reports shall show such changes.

2.5	UNDERDELIVERY. If in at least 3 consecutive Delivery Reports, the Target Rate has increased as described in Section 2.4.2, due to under-delivery, Avenue A shall have the right to decrease the Approved Monthly Spend for the current month, as well as for all remaining calendar months in the campaign, to an amount that would result from Supplier’s current actual rate of Delivery. Avenue A shall communicate such decrease by showing it in the next Delivery Report. The decrease to the Approved Monthly Spend(s), and a corresponding decrease to the Total Spend, shall be effective as of the date of the request by Avenue A in the Delivery Report.

Section 3. Invoicing and Payment. Within 45 days after the last day of each calendar month for a specific campaign, Avenue A will pay Supplier for Ads actually delivered by Supplier during the applicable calendar month, subject to the applicable Order’s specifications, terms and conditions. Supplier shall ensure that invoices display Advertiser’s name, Buy Authorization number, and the time period being billed. Supplier shall send separate invoices for deliveries falling within different calendar months. Invoices shall be based on actual delivery amounts, not contracted numbers. All invoices received by Avenue A will be considered final and correct after 45 days of receipt unless Avenue A disputes the accuracy of an invoice. If Avenue A disputes an invoice, Avenue A shall pay the part of the invoice that is undisputed. The disputed part of the invoice shall be negotiated between the parties until agreement reached and Avenue A shall then pay the agreed upon price of the disputed amount. Further, any invoices not submitted to Avenue A within 5 months from the last day of the calendar month for the specific campaign shall become void, and Avenue A’s obligation to pay such invoice shall be extinguished. Supplier acknowledges that Avenue A bills its Advertisers, and pays its Suppliers, based on actual delivery. Supplier shall deliver invoices to: Media Accounts Payable, Avenue A, 506 Second Avenue, Seattle, WA 98104; or Accounts Payable, Avenue A/NYC, 487 Greenwich Street, Fifth Floor, New York, NY 10013, depending on the firm with which Supplier originally contracted. Supplier’s delivery of the first Ad as Specified in an Order shall be deemed Supplier’s acceptance of the Order’s specifications, terms and conditions, including payment rates.

Section 4. Ad Serving Counts. All paid links shall be delivered through Supplier’s unique gateway and shall be recorded by Avenue A’s server. Supplier’s click-throughs of any link other than Avenue A’s Ads, or use of any other means of artificially enhancing click results shall be a material breach of this Agreement and upon such occurrence. Avenue A may terminate this Agreement effective upon delivery of notice. Such termination is at the sole discretion of Avenue A and is not in lieu of any other remedy available at law or equity. Avenue A’s ad server will be the official counter for determining the number of Ads delivered under an applicable Order, and amounts payable under this Agreement. If a discrepancy exists in the count between the Supplier’s and Avenue A’s ad servers. Supplier shall contact Avenue A promptly so that the parties may negotiate in good faith a resolution to the discrepancy.

Section 5. Campaign Discontinuance. Either party has the option, in its sole discretion, to discontinue any Ad campaign or obligation under an Order, without cause, by giving 14 days notice via e-mail, telephone or fax to the party’s authorized representative. If Avenue A elects to discontinue any Ad campaign or obligation under any Order, all unfulfilled contractual commitments subsequent to the 14-day notice period shall become null and void, and Avenue A shall pay Supplier only for Ads delivered through the end of the 14-day notice period so long as such Ads are delivered evenly, or at a rate consistent with the original Target Rate specified in the first Delivery Report. Avenue A shall have no obligation to pay for Ads delivered by Supplier during the 14-day notice period that exceed the number specified in the original order or that fail to meet the original Target Rate for the remaining days within campaign following discontinuance.

Section 6. Unacceptable Sites. Supplier acknowledges that Avenue A shall not accept AdVehicles that contain: obscene or pornographic images or links; libelous material; or hate speech (collectively “Undesirable Content”). Supplier warrants that, during the term of this Agreement, its AdVehicle(s) shall not contain Undesirable Content. If Avenue A determines that Supplier’s AdVehicles) include any Undesirable Content, Avenue A may discontinue the Ad campaign upon notice, and Supplier shall immediately cease delivering such AdVehicle(s). In no event, will Avenue A or is Advertisers be obligated to pay for delivery of AdVehicle(s) containing Undesirable Content after Supplier’s receipt of such notice from Avenue A.

Section 7. Linking and Trafficking Guidelines. Prior to running the first Ad specified in an Order, Avenue A shall provide Supplier with linking instructions, URL, banner, and alternative text for the Ad (“Advertising Material”). Avenue A may make changes to any such Advertising Material upon 48 hours notice, via e-mail, telephone or fax. Supplier shall process such changes so as to deliver the Ads correctly, clearly, and at the times and frequencies specified by Avenue A. In the event Supplier fails to run the Ads properly, Avenue A may require appropriate delivery of additional Ads and/or a proportional reduction in amounts payable.

Section 8. Delivery of Ads. Avenue A shall provide all Advertising Material to Supplier via servers at Avenue A. Avenue A shall issue Orders to Supplier, and shall provide Supplier with appropriate linking instructions to the Avenue A ad servers (“AXIS”), Supplier shall obtain the Advertising Materials from AXIS at the time of delivery of each Ad. If Supplier is unable to obtain the Advertising Materials from AXIS on a consistent basis, Supplier shall cease delivering Ads and shall contact Avenue A promptly, but in no event more than 24 hours after the problem first occurred. Supplier shall not resume Ad delivery until Avenue A directs Supplier to do so. In the event of a persistent outage of AXIS, Avenue A may, at its option, provide Supplier with the Advertising Materials directly, and may direct Supplier to serve the Advertising Materials from its servers.

Section 9. License. Neither party shall use the trade names or trademarks of the other party or Advertisers without prior written approval from the party owning such name or mark. Avenue A hereby grants to Supplier a nonexclusive license to display the Advertising Materials, during the term of and solely for the purpose of this Agreement. Advertisers shall retain complete ownership rights to all materials they provide. Avenue A reserves the right to monitor the display of Ads published through AdVehicle(s). If Avenue A sends Supplier a request to remove any Ad from Supplier’s AdVehicle(s), Supplier agrees to do so within three business days after receiving Avenue A’s request.

Section 10. Privacy.

10.1 PRIVACY POLICY. Each party shall include conspicuously on its website, a privacy policy that describes how such party collects, uses, stores and discloses users’ personal data if any is collected, including e-mail addresses, and instructs users how to opt-out of such practices. Supplier’s applicable privacy policy shall disclose that third party advertisers may place cookies on the browsers of Supplier’s users. Each party shall also include on its website a link to http://www.networkadvertising.org/optout_nonppii.asp.

10.2 E-MAIL. When specified in an Order, Suppler shall deliver e-mail products on behalf of Avenue A’s Advertisers. In each such case, Supplier shall: (a) use commercially reasonable efforts to determine the residents country of the user corresponding to such e-mail address (the “User Residence Country”) (i.e., by asking the user to identify his/her residence country at the time the e-mail address is collected); and (b) notify Avenue A of the User Residence Country of each e-mail address, prior to sending such e-mail messages. Supplier warrants that it shall comply with all applicable laws and regulations of the User Residence Country for each such e-mail address, including but not limited to laws governing advertising, privacy, and data protection. Where the User Residence Country is the United States, Supplier shall ensure that the e-mail addresses are collected on an opt-in basis. Every e-mail message sent pursuant to this Agreement shall include an opportunity for the e-mail addressee to opt-out of the receipt of e-mail messages from Supplier, and instructions how to do so.

Section 11. Confidentiality. Avenue A shall disclose to Supplier the names of Avenue A’s Advertisers (“Client List”), Supplier agrees that it shall use the information contained in the Client List solely for its performance under this Agreement. Supplier further agrees that it will not disclose to any third party the existence or nature of Avenue A’s relationship with any Advertisers included in the Client List. Supplier’s obligations under this paragraph, with respect to any Order, shall continue for 1 year following the date of termination of that Order.

Section 12. Representations and Warranties. Each party warrants to the other that, during the term of this Agreement, it shall comply with all applicable laws and regulations (including but not limited to laws governing privacy, and data protection). Avenue A represents and warrants to Supplier that Avenue A has the right to publish the content contained in the Ads and that such Ads shall not infringe the intellectual property rights of any third parties.

Section 13. Limitation of Liability. IN NO EVENT SHALL SUPPLIER BE LIABLE TO AVENUE A, AVENUE A’S ADVERTISER, OR ANY OTHER PERSON—NOR SHALL AVENUE A BE LIABLE TO SUPPLIER—FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFIT OR GOODWILL, FOR ANY MATTER ARISING OUT OF OR RELATING TO ANY ORDER OR ITS SUBJECT MATTER, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT OR OTHERWISE EVEN IF THE ALLEGED WRONG DOER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. IN ANY CASE, EITHER PARTY’S MAXIMUM CUMULATIVE LIABILITY TO ANY OTHER PARTY, AND THOSE PARTIES EXCLUSIVE REMEDY. FOR ANY CLAIMS ARISING OUT OF OR RELATED TO ANY ORDER WILL BE LIMITED TO THE AMOUNT ACTUALLY PAID BY

AVENUE A TO SUPPLIER PURSUANT TO THE ORDER(S) GIVING RISE TO THE CLAIM(S).

Section 14. Audits. Each party shall have the right, upon thirty days’ prior written notice, to audit the other party’s records related to counts or delivery of media, and related to amounts payable under this Agreement during the immediately preceding 6-month period. In addition, the parties agree to a reciprocal relationship, where both parties retain and make available the count regarding the delivery of media to the other party upon request. Each audit may be conducted no more than once per 6-month period, during normal business hours, and in a manner that minimizes disruption to the audited party’s normal business activities. Upon reasonable request by the audited party, the persons conducting the audit shall execute an appropriate confidentiality agreement.

Section 15. Choice of Law, Venue. All claims and defenses arising out of this Agreement, or any Order, asserted by Avenue A against Supplier shall be construed and controlled by the laws of the State of California. All claims and defenses arising out of this Agreement, or any Order, asserted by Supplier against Avenue A shall be construed and controlled by the laws of Washington. If Avenue A initiates litigation arising out of this Agreement, or any Order, against Supplier, the parties consent to exclusive jurisdiction and venue in state and federal courts in Santa Clara or San Francisco County, California. If Supplier initiates litigation arising out of this Agreement against Avenue A, the parties consent to exclusive jurisdiction and venue in the federal courts sitting in King County, Washington.

Section 16. General. In the event of any inconsistency between an Order and this Agreement, the terms of the Order shall prevail. This Agreement shall bind and inure to the benefit of each of the party’s successors and permitted assigns. Neither party may transfer or assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party; provided, however, that each party shall have the right to assign this Agreement and its obligations to an entity acquiring all or substantially all of the assets or equity of such party due to merger, acquisition, consolidation, or otherwise, so long as the assignee assumes all of the assigning party’s obligation’s under this Agreement and the other party is notified in writing in advance. This Agreement, together with all fully-executed Addenda, attachments and exhibits attached hereto, and all proper Orders, contains every obligation and understanding between the parties regarding the subject matter hereof, and merges and supersedes all prior and contemporaneous agreements and understandings, if any, regarding the subject manner hereof. No amendment to or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of both parties. If any provision herein is held to be unenforceable, the remaining provisions shall remain in full force and effect. All rights and remedies hereunder are cumulative.

SUPPLIER		AVENUE A, INC.

By	/s/ Scott VanDeVelde	By	/s/ Matthew Wood

Printed Name Scott VanDeVelde		Printed Name Matthew Wood
Title VP Sales		Title	Illegible

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